EXHIBIT 23.1

7915 FM 1960 West, Ste. 220
Houston, TX 77070

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the audited financial statements of Greenwich LifeSciences, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, and to the reference to us under the heading “Experts”, in the Prospectus, which is a part of the Registration statement.

RBSM LLP

Houston, TX

October 7, 2024